Exhibit 10.7

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 16, 2017, by and among Advantage Insurance Services LLC (the “Company” or “Employer”), Advantage International Management (Cayman) Ltd., as guarantor of certain obligations of the Company herein (“Guarantor”), Advantage Insurance Inc., a Puerto Rico corporation, and Tamara K. Kravec (“Executive”).

WHEREAS, the Company is a wholly-owned subsidiary of Advantage Insurance Inc., a Puerto Rico corporation (“Parent”); and

WHEREAS, each of the Company and Parent desires to retain the services of Executive as its Chief Financial Officer (the “CFO”) as of the date of this Agreement (the “Effective Date”), and Executive desires to be employed by the Employer in such capacity as of the Effective Date.

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.          Employment. Each of the Employer and Parent hereby agrees to employ Executive as the CFO, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.          Term. The period of employment of Executive by the Employer under this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Initial Term”). At the conclusion of the Initial Term, and each successive term thereafter, the Agreement shall be automatically renewed for an additional one (1) year term unless either party gives written notice of its intention not to renew the Agreement at least six (6) months prior to the automatic renewal date. The Initial Term and any successive terms shall be referred to collectively as the “Employment Period”. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

3.          Position and Duties. During the Employment Period, Executive shall serve as CFO of Employer and Parent and shall report directly to the Chief Executive Officer of Parent. Executive shall have those powers and duties normally associated with the position of CFO of entities comparable to Parent and such other powers and duties as may be prescribed by the Board of Directors of Parent (including any committees thereof, the “Board”); provided that, such other powers and duties are consistent with Executive’s position as CFO and do not violate any applicable laws or regulations. Executive shall perform her duties to the best of her abilities and shall devote all of her working time, attention and energies to the performance of her duties for the Employer, except that nothing in this Agreement shall preclude Executive from maintaining her personal affairs or participating in civic and charitable institutions. If requested by the Board, Executive shall also serve as an officer and/or director of other subsidiaries or affiliates of the Employer for no additional compensation. While Executive may, periodically be called upon or requested to perform services for affiliates or subsidiaries of Parent and the Company, the Company at all times remains responsible for providing all compensation and benefits set forth in this Agreement.

4.          Place of Performance. The Employer’s principal place of business is San Juan, Puerto Rico. Executive will maintain a residence in Puerto Rico as necessary to perform her duties hereunder.

5.           Compensation, Profits Interest and Related Matters.

(a)          Salary. During the Employment Period, the Company shall pay Executive an annual salary of not less than $125,000 (the “Salary”). Executive’s Salary shall be paid in equal installments in accordance with the Company’s customary payroll practices. The Board shall review Executive’s Salary for increase (but not decrease) one year after the Effective Date based upon Executive’s performance of her duties for the Employer. Thereafter, the Board shall periodically review Executive’s Salary, consistent with the compensation practices and guidelines of the Company. If Executive’s Salary is increased by the Board, such increased Salary shall then constitute the Salary for all purposes of this Agreement.

(b)          Profits Interest. During the Employment Period, Executive shall hold a non-voting, non-transferable, and revocable profits interest in the Company (the “Profits Interest”). Executive shall receive a Profits Interest allocation, to the extent available, of $125,000. In addition, Executive shall be entitled to an excess Profits Interest allocation, to the extent available, with a target of $250,000. Any Profits Interest earned during a calendar year shall be paid in accordance with the profit sharing payment provisions of the Company’s applicable compensation plan, if any, as amended from time to time (the “Compensation Plan”), and shall be subject to such other terms and conditions as are set forth therein.

(c)          Profits Interest Unavailable. In the event that the Company is unable to pay the target amounts set forth for Profits Interest in Section 5(b) of this Agreement, Executive shall immediately be employed by Guarantor and shall be paid a base salary of $250,000 per year and have a target discretionary bonus amount of $250,000 per year, pursuant to Guarantor’s bonus schedule and practices. In such event, Executive shall be employed by Guarantor pursuant to the laws of the Cayman Islands, but shall continue to be a corporate officer of Parent and retain the title assigned to her by Parent and the Board. Guarantor will use its best efforts to procure a work permit for Executive pursuant to the laws of the Cayman Islands, provide tax preparation services, and if necessary for Executive to relocate outside of Puerto Rico, shall pay for all reasonable out-of-pocket expenses related to such relocation. If the Company is unable to secure a work permit for Executive, she may make alternative arrangements to perform the duties of CFO of Employer and Parent from another domicile, provided that the domicile is outside of the United States and its territories (excluding Puerto Rico). In the event Executive makes such alternative agreement, the Company shall provide tax preparation services, pay for reasonable out-of-pocket expenses related to Executive’s relocaton, and procure a work permit for Executive in Executive’s new domicile.

(d)          Initial Equity Grant. Executive shall receive a one-time stock award of common shares equal to $300,000 on the date which the Company completes an initial public offering of its shares resulting in net proceeds to the Company of at least $50 million. The initial equity grant will vest in equal installments of whole shares on each of the first three anniversaries of the Effective Date of this Agreement, subject to Executive’s continued employment on such dates.  Upon each annual vesting, upon written request to the Company by Executive, the Company agrees to substitute a cash payment to Executive in lieu of a number of common shares in an amount equal to the estimated cash tax liability inuring to Executive in connection with the vesting. Such shares are restricted securities and, following any initial public offering, will be subject to standard lockups applicable to senior officers of the Company.

(e)          Stock-Based Compensation. Executive shall be eligible to receive discretionary equity incentive awards in accordance with Company practice, if the Company implements any such award plan or compensation arrangements for its officers and/or directors.

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(f)          Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the ordinary course of the Employer’s business and properly incurred and reported to the Company in accordance with its expense reimbursement policies and procedures. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section 5(e) does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or comparable Puerto Rico law: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. The Executive shall be entitled to reimbursement of her out-of-pocket expenses in connection with her relocation to Puerto Rico incurred prior to June 30, 2018.

(g)          Vacation. During the Employment Period, Executive shall be entitled to five (5) weeks of paid vacation per year to be used and accrued in accordance with the Employer’s policies as they may be established from time to time. In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year to which other senior executive officers of the Employer with similar tenure are entitled under the Employer’s policies.

(h)          Welfare and Pension Plans; Tax Preparation. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Employer (including, without limitation, the Company’s statutory pension plan), or which it may adopt from time to time, for its employees, in accordance with Puerto Rico Laws and regulations from time to time in force and in accordance with the eligibility requirements for participation therein. In addition, during the Employment Period, the Company shall promptly reimburse Executive for her reasonable expenses incurred in having an accountant assist and prepare her annual tax return (such reimbursements to be made in accordance with Section 5(e) above).

6.           Termination. Executive’s employment hereunder may be terminated under the following circumstances:

(a)          Death. Executive’s employment hereunder shall terminate upon her death.

(b)          Disability. If, as a result of Executive’s incapacity due to physical or mental illness for which no reasonable accommodation is available, Executive shall have been substantially unable to perform her duties hereunder for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period, the Employer shall have the right to terminate Executive’s employment hereunder for “Disability,” and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c)          Cause. The Employer shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean Executive’s (i) habitual illegal drug or alcohol abuse which impairs the ability of Executive to perform her duties hereunder; (ii) conviction by a court of competent jurisdiction, or plea of “no contest” or guilty to a felony or any crime involving dishonesty; (iii) engaging in fraud, embezzlement or any other willful misconduct with respect to the Company; (iv) willfully violating the restrictive covenants set forth in Section 9 of this Agreement, which is not cured, if curable, within ten (10) calendar days after written notice therof; (v) willfully failing or refusing to perform her duties hereunder (other than such failure caused by Executive’s Disability or while on vacation) after a written demand for performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has failed or refused to perform her duties; or (vi) breach of any material provision of this Agreement or any written and material Company policies related to conduct which is not cured, if curable, within ten (10) calendar days after written notice thereof. The Employer shall have the right to suspend Executive with pay in order to investigate any event which it reasonably believes may provide a basis to terminate Executive’s employment for Cause and such action shall not give Executive Good Reason to terminate her employment.

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(d)          Good Reason. Executive may terminate her employment with the Employer for Good Reason within thirty (30) calendar days after the occurrence, without Employer’s written consent, of one of the following events that has not been cured, if curable, within thirty (30) calendar days after written notice thereof has been given by Executive to the Employer and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. “Good Reason” shall be limited to the following: (i) any material and adverse change to Executive’s authority, responsibilities or duties which is inconsistent with her duties set forth herein, (ii) a reduction of Executive’s Salary or revocation of Profits Interest, or (iii) a failure by the Employer to comply with any other material provisions of this Agreement.

(e)          Without Cause. The Employer shall have the right to terminate Executive’s employment hereunder without Cause at any time by providing Executive with a Notice of Termination (as defined below) and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f)          Without Good Reason. Executive shall have the right to terminate her employment hereunder without Good Reason by providing the Employer with a Notice of Termination at least one (1) year prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. Employer reserves the right, in such circumstances, to reduce or alter Executive’s duties during the one year notice period, which shall not constitute a termination by Executive for Good Reason within the meaning of Section 6(d).

(g)          Expiration of the Employment Period. As provided in Section 2 above, Executive’s employment shall, at the end of the Initial Term and each successive term thereafter, be automatically be extended for a period of one (1) year unless either the Executive or the Employer notifies the other in writing at least six (6) months prior to the expiration of the Employment Period of its or her intention to discontinue employment upon such expiration. Such termination upon expiration of the Agreement shall not be a breach of this Agreement.

7.           Termination Procedure.

(a)          Notice of Termination. Any termination of Executive’s employment by the Employer or by Executive (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)          Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by her death, the date of her death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of her duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to Sections 6(e), 6(f), or 6(g) one (1) year after Notice of Termination and (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date that is within thirty (30) days after the giving of such notice as set forth in such Notice of Termination; provided, that, if applicable, the Notice of Termination shall not be effective until any cure period has expired and such event or events leading to such termination have not yet been cured.

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8.           Compensation Upon Termination. In the event Executive’s employment is terminated other than due to the Executive’s death, the Company shall provide Executive with the payments set forth below and shall not be required to provide any other payments or benefits to Executive upon such termination. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of her employment and that prior to receiving any such payments under this Section 8, other than the Accrued Obligations (as defined below) and reimbursement of reasonable expenses pursuant to Section 5(e), and as a material condition thereof, Executive shall, if requested by the Employer, sign and agree to be bound by a general release of claims (a “Release”) against the Employer and its affiliates related to all matters of any kind or nature between the parties including, but not limited to, Executive’s employment (and termination of employment) with the Employer in such form as the Board reasonably determines; provided, that, if Executive should fail to execute such Release within 45 days following the later of (i) Executive’s Date of Termination or (ii) the date Executive actually receives an execution copy of such Release (which shall be delivered to Executive within ten (10) business days following her Date of Termination and if not timely delivered, this release condition will be deemed waived by the Company with respect to payments under this Section 8), the Company shall not have any obligations to provide the payments contemplated under this Section 8; provided further, that such release shall not limit, release or waive Executive’s right to indemnification as provided for under Section 11 of this Agreement or otherwise by law or contract and, unless mutually agreed to by the parties, shall not impose additional restrictive covenants of the type provided for under Section 9 of this Agreement. Upon Executive’s termination of employment for any reason, upon the request of the Board, she shall resign any membership or positions that she then holds with the Employer or any of its affiliates.

(a)          Termination by the Employer Without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Employer Without Cause or by Executive for Good Reason:

(i)          the Company shall pay to Executive: her (A) accrued but unpaid Salary earned through the Date of Termination and any accrued but unused vacation pay through the Date of Termination payable as soon as practicable following such termination in accordance with the Company’s regular payroll practices, and (B) earned but unpaid Profits Interest under the terms of the Compensation Plan for years prior to the year in which the Date of Termination occurs payable in accordance with the terms of such plan (collectively, the “Accrued Obligations”); and

(ii)         commencing on the Severance Payment Date (as defined below) and provided Executive does not materially breach Section 9 of this Agreement following her termination in which case all payments under this clause (ii) shall cease, the Company shall pay to Executive an amount equal to the sum of her annual rate of Salary and most recent 12 months’ cumulative Profits Interest received by Executive over the twelve (12) months preceding the Date of Termination (the “Severance Payment”) in substantially equal monthly installments. For purposes of this Agreement, the “Severance Payment Date” shall mean the 60th day following the Date of Termination. Notwithstanding the foregoing, if the Board (or its delegate) determines in its discretion that the Severance Payments due under this Section 8(a)(ii) are “nonqualified deferred compensation” subject to Section 409A of the Code and that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such Severance Payment shall commence on the first payroll date following the six month anniversary of the Date of Termination (the “Specified Employee Severance Payment Date”) (with the first such payment being a lump sum equal to the aggregate Severance Payment Executive would have received during the prior six-month period if no such delay had been imposed). In no event will the last installment payment be made later than December 31 of the year following the year in which such Severance Payments are no longer subject to a substantial risk of forfeiture (within the meaning of Section 457A of the Code). For purposes of this Agreement, whether Executive is a “specified employee” will be determined in accordance with the written procedures adopted by the Board which are incorporated by reference herein; and

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(iii)        should Executive elect continuation of her health insurance benefits for herself and for her spouse and her dependents pursuant to any applicable continuation of benefits obligations of the Company, then the Company shall continue to directly pay the employer portion of the premium costs for the coverage associated with such election (consistent with the portion of health insurance premium cost that the Company was paying prior to Executive’s termination of employment) for a period of one year following the Date of Termination (the “Continued Benefits”);

(iv)        the Company shall promptly reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment;

(v)         the Company shall make a one-time payment to Executive in the amount of $25,000 for relocation expenses related to Executive’s return to the United States; and

(vi)        Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer, consistent with applicable law.

(b)          Termination by the Employer for Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Employer for Cause or by Executive (other than for Good Reason):

(i)          the Company shall pay Executive, in accordance with the relevant payment provisions set forth in Section 8(a)(i), the Accrued Obligations;

(ii)         the Company shall promptly reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii)        Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer, consistent with applicable law.

(c)          Disability. During any period that Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive her full compensation and benefits under this Agreement until her employment is terminated pursuant to Section 6(b), the cash portion of which shall be off-set, on a dollar for dollar basis, by any insurance or social security payments made to Executive relating to such disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

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(i)          the Company shall pay to Executive as soon as practicable following such termination, the Accrued Obligations, in accordance with the relevant payment provisions set forth in Section 8(a)(i); and

(ii)         commencing on the Severance Payment Date, the Company shall continue to pay Executive, in monthly installments, her annual rate of Salary and Profits Interest for the lesser of (A) one year following the Date of Termination or (B) until such time as any Employer long-term disability benefit plan becomes available to Executive. Notwithstanding the foregoing, if the Board (or its delegate) determines in its discretion that payments due under this Section 8(c)(ii) are “nonqualified deferred compensation” subject to Section 409A of the Code and that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such payments shall commence on the Specified Employee Severance Payment Date (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during the prior six-month period if no such delay had been imposed). In no event will the last installment payment be made later than December 31 of the year following the year in which such severance amounts are no longer subject to a substantial risk of forfeiture (within the meaning of Section 457A of the Code); and

(iii)        the Company shall provide Executive, her spouse and her dependents with the Continued Benefits for the lesser of (A) one year following the Date of Termination or (B) until such time as any Employer long-term disability benefit plan becomes available to Executive; and

(iv)        the Company shall promptly reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(v)         Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Employer, consistent with applicable law.

(d)          Death. If Executive’s employment is terminated by her death:

(i)          the Company shall pay to Executive’s beneficiary, legal representatives or estate, as the case may be, the Accrued Obligations, in accordance with the relevant payment provisions set forth in Section 8(a)(i); and

(ii)         the Company shall promptly reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii)        should they elect continuation of their health insurance benefits pursuant to COBRA, then the Company will continue to pay the employer portion of the premium costs for the coverage associated with such election (consistent with the portion of health insurance premium cost that the Company was paying prior to Executive’s death) to enable Executive’s spouse and dependents to continue receiving health insurance benefits that they were receiving as of the Date of Termination for one (1) year following Executive’s death; and

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(iv)        Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Employer, consistent with applicable law.

9.           Restrictive Covenants.

(a)          Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Employer, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined below) in violation of the provisions of this Agreement; (iv) the nature of the Company’s business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Company will suffer substantial damage which will be difficult to compute if, during the Employment Period or thereafter, Executive should solicit or interfere with the Company’s employees, clients or customers or should divulge Confidential Information relating to the business of the Company; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; (vii) the Employer would not have hired or continued to employ Executive unless she agreed to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Company’s business in the insurance underwriting industry. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or non-public information of the Company including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company; (E) information about the Company’s investment program, trading methodology, or portfolio holdings; or (F) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential.

(b)          Confidentiality. In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may have been disclosed by the Executive in the good faith performance of her duties hereunder, (ii) with the Employer’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of her obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Employer in attempting to keep such information confidential. Upon the request of the Employer, Executive agrees to promptly deliver to the Employer the originals and all copies, in whatever medium, of all such Confidential Information.

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(c)          Non-Compete. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of six (6) months following the termination of her employment for whatever reason, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction or arbitral forum of a final, unappealable order or judgment enforcing this covenant, whichever of the foregoing is last to occur, she will not, for herself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business.

(d)          Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of one (1) year thereafter, Executive shall not, without the prior written permission of the Employer, (i) directly or indirectly solicit, or have or cause any other person or entity to solicit, any person who is employed or is providing services to the Company at the time of her termination of employment or was or is providing such services within the twelve (12) month period before or after her termination of employment or (ii) request or cause any employee of the Company to breach or threaten to breach any terms of said employee’s agreements with the Company or to terminate her employment with the Company.

(e)          Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of one (1) year thereafter, she will not, for herself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit any business that is directly related to the business of the Company from any person or entity who, at the time of, or at the time during the twenty-four (24) month period preceding, termination was an existing or prospective customer or client of the Company; (ii) request or cause any of the Company’s clients or customers to cancel or terminate any business relationship with the Company involving services or activities which were directly or indirectly the responsibility of Executive during her employment or (iii) pursue any Company project about which Executive knew confidential information upon termination of her employment that the Company is actively pursuing (or was actively pursuing within six months of termination) while the Company is (or is contemplating) actively pursuing such project.

(f)          Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Company that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the Employment Period and within the scope of Executive’s duties hereunder, whether or not during regular business hours and created, conceived or prepared on the Company’s premises or otherwise shall be the sole and complete property of the Company. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Employer all Intellectual Property Products created during her engagement by the Employer, whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during her engagement by the Employer shall be works made for hire of which the Company is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during her engagement by the Employer is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the applicable Company entity. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by Executive during her engagement by the Employer, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Employer. Executive agrees to execute, immediately upon the Employer’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Employer at the time such request is made, in order to permit the Company and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Employer shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment with the Employer for any reason whatsoever, and at any earlier time the Employer so requests, Executive will immediately deliver to the custody of the person designated by the Employer all originals and copies of any documents and other property of the Employer in Executive’s possession, under Executive’s control or to which she may have access.

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(g)          Protected Rights. Nothing contained in this Agreement is intended to limit Executive’s right to communicate with any Federal, State or local government agencies or otherwise cooperate in any investigation or proceeding that may be conducted by any government agency, without notice to the Company. In addition, the parties to this Agreement have the right to disclose, in confidence, trade secrets to Federal, State and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, pursuant to 18 U.S.C. §1833(b), which provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a law suit or other proceeding, if such filing is made under seal”. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b).

(h)          Non-Disparagement. Executive acknowledges and agrees that she will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company and its respective officers, directors, partners, or executives thereof in either a professional or personal manner at any time during or following the Employment Period. Likewise, the Company and Parent, through its senior management, shall not defame or publicly criticize Executive in either a professional or personal matter at any time during or following the Employment Period.

(i)          Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Employer shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Employer are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. In addition, the Employer shall have the right to cease making any payments or provide any benefits to Executive under this Agreement in the event she breaches any of the provisions hereof (and such action shall not be considered a breach under the Agreement); provided, in the event a court of competent jurisdictions or an arbitral forum determines that Executive did not breach his obligation under this Agreement the Company shall pay Executive any amounts withheld pursuant to Section 9(i) plus any interest thereon.

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(j)          Blue Pencil. If, at any time, the provisions of this Section 9 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(k)          EXECUTIVE ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS SHE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

10.         Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to the employment relationship in general, this Agreement or the breach thereof, first in accordance with the Employer’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 9 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Employer’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in San Juan, Puerto Rico in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association (or other mutually agreeable alternative dispute resolution service) then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

11.         Indemnification. The Employer agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of the Employer or any other entity within the Company or is or was serving at the request of the Employer or any other member of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise (each such event, an “Action”), Executive shall be indemnified and held harmless by the Employer to the fullest extent permitted by applicable law and authorized by the Company or the Company’s by-laws and/or charter, as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, except for willful misconduct or any acts (or omissions) of gross negligence by Executive. The provisions of this Section 11 shall not apply to proceedings or Actions brought on behalf of or otherwise instituted by the Company against Executive.

12.         Successors; Binding Agreement. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Employer, and the heirs, executors and administrators of Executive, and shall be assignable by the Employer to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

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13.         Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to the last address on file with the Employer and if to the Employer, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.         Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the Commonwealth of Puerto Rico without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

15.         Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification has been approved by the Board and is agreed to in a writing signed by Executive and an authorized member of the Board (excluding Executive), and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.         Survival. The respective obligations of, and benefits afforded to, Executive and the Employer as provided in Section 9 and Section 11 of this Agreement shall survive the termination of this Agreement.

17.         No Conflict of Interest. During the Employment Period, Executive shall not, directly or indirectly, render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board.

18.         Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.         Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the offer letter dated October 5, 2017, is hereby terminated and canceled as of the date hereof.

20.         Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

21.         Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars.

22.         Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

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23.         Representation. Executive represents and warrants to the Employer, and Executive acknowledges that the Employer has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Employer nor her performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to her employment by the Employer. In the course of performing Executive’s work for the Employer, Executive will not disclose or make use of any information, documents or materials that Executive is under any obligation to any other party to maintain in confidence. In addition, Executive represents and warrants and acknowledges that the Employer has relied on such representations and warranties in employing Executive, and that she has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach of or has breached any of the representations set forth herein, the Employer shall have the right to terminate Executive’s employment for Cause.

24.         Section 409A of the Code and Comparable Statutes.

(a)          It is the intent of the parties to this Agreement that no payments under this Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Code, or comparable statutes of Puerto Rico tax law. To the extent that the parties determine that Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, then the applicable provisions of Code Section 409A shall supersede such provision herein and such provision shall be deemed amended in the manner that, in the parties’ judgment, fulfills the intent of the parties and avoids application of such additional tax, and the parties hereby agree to promptly execute any amendment reasonably necessary to implement this Section 24. Notwithstanding the foregoing, the Employer does not guarantee that any payment hereunder complies with or is exempt from Section 409A of the Code, and neither the Employer, nor its executives, directors, officers, or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code.

(b)          Except as otherwise specifically provided, amounts payable under this Agreement, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable after earned or vested and, in any event, within two and one-half (2½) months after the end of the first calendar year in which such amounts are no longer subject to a substantial risk of forfeiture, as such term is defined in Section 409A of the Code.

(c)          Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)          To the extent required by Section 409A of the Code, “termination of employment” (or any similar terms) shall mean “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) and the default presumptions thereof), and, only to such extent as may be required by Section 409A of the Code for the timing of any payments or the timing of any Release, “Date of Termination” shall mean the date of such a “separation from service.”

(e)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

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(f)          In no event will Executive be permitted to elect the year of payment with respect to any compensation payable hereunder.

25.         One-time Cancellation. In the event that Parent does not complete an initial public offering of its shares or raise equity capital resulting in net proceeds of at least $50 million on or before May 31, 2018, each of the Company and Executive has a one-time right to cancel this Agreement without notice, on or before June 15, 2018. If Executive or the Company exercises this one-time cancellation right, the only compensation due to Executive will be payment of salary and reimbursement of business expenses through June 30, 2018 and a one-time relocation allowance of up to $25,000 payable to Executive for moving expenses in connection with her return to a place of residence in the United States.

26.         Review by Counsel. Executive represents and warrants that this Agreement is the result of full and otherwise fair faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable. Executive acknowledges that she sought legal advice to the extent she deemed necessary and has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement has been jointly drafted by both parties.

[Remainder of page intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ADVANTAGE INSURANCE SERVICES LLC

By:	Advantage Insurance Inc., its sole member

	By:	/s/ Walter C. Keenan	Date: November 16, 2017
Name: Walter C. Keenan
Title: Chief Executive Officer

ADVANTAGE INTERNATIONAL MANAGEMENT (CAYMAN) LTD., as Guarantor

By:	Advantage Insurance Inc., its sole member

	By:	/s/ Walter C. Keenan	Date: November 16, 2017
Name: Walter C. Keenan
Title: Chief Executive Officer

ADVANTAGE INSURANCE INC., as Parent

By:	/s/ Walter C. Keenan	Date: November 16, 2017
Name: Walter C. Keenan
Title: Chief Executive Officer

TAMARA K. KRAVEC

By:	/s/ Tamara K. Kravec	Date: November 16, 2017
Ms. Tamara K. Kravec

Signature Page to Employment Agreement
(Tamara K. Kravec)